Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2019 Financial Results and Increased Annual Guidance

IRVINE, Calif.--(BUSINESS WIRE)--August 7, 2018--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the first fiscal quarter ended June 30, 2018.

Highlights for the quarter ended June 30, 2018, were as follows:

  Net sales increased 16.2% to $162.0 million.
  Same store sales increased 11.6%.
  Net income was $6.8 million, or $0.24 per diluted share, compared to net income of $0.8 million, or $0.03 per diluted share in the prior-year period. Net income per diluted share in the first quarter of fiscal 2019 includes approximately $0.09 per share of tax benefit related to stock option exercises.
  Added 6 stores through new openings and acquisitions.

Jim Conroy, Chief Executive Officer, commented, “We are encouraged by our very strong start to fiscal 2019 as sales, merchandise margin, and earnings per share were up significantly year-over-year and outperformed our guidance. Same store sales increased 11.6%, in line with our prior quarter. We expanded our merchandise margin in the quarter by 140 basis points, driven by more full-price selling and increased exclusive brand penetration. I am equally pleased that the positive momentum in the business continued in July.”

Operating Results for the First Quarter Ended June 30, 2018

  Net sales increased 16.2% to $162.0 million from $139.4 million in the prior-year period. The increase in net sales was driven by an 11.6% increase in same store sales and the sales contribution from the addition of 14 stores over the past twelve months.
  Gross profit was $51.4 million, or 31.8% of net sales, compared to $41.4 million, or 29.7% of net sales in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased primarily from a 140 basis point increase in merchandise margin rate and 70 basis points of leverage in buying and occupancy costs. The higher merchandise margin was driven by more full-price selling and increased exclusive brand penetration.
  Selling, general and administrative expense was $41.6 million, or 25.7% of net sales, compared to $36.5 million, or 26.2% of net sales in the prior-year period. Selling, general and administrative expenses increased primarily as a result of increased sales, higher compensation expense and additional costs for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased as a result of expense leverage on higher sales.
  Income from operations was $9.8 million, or 6.1% of net sales, compared to $4.9 million, or 3.5% of net sales in the prior-year period.

  Net income was $6.8 million, or $0.24 per diluted share, compared to $0.8 million, or $0.03 per diluted share in the prior-year period. Net income per diluted share in the first quarter of fiscal 2019 includes approximately $0.09 per share of tax benefit related to stock option exercises.
  Added 6 stores through new openings and acquisitions, bringing the total count at quarter-end to 230 stores (net of two store closures) in 31 states.

Balance Sheet Highlights as of June 30, 2018

  Cash of $7.4 million.
  Average inventory per store decreased 1.6% on a same store basis compared to July 1, 2017.
  Total net debt of $204.2 million, including $30.7 million drawn under the revolving credit facility.

Fiscal Year 2019 Outlook

For the fiscal year ending March 30, 2019, the Company now expects:

  To add 23 new stores, including the 6 stores added in the first quarter.
  Same store sales growth of mid-single digits.
  Income from operations between $54.0 million and $57.9 million compared to the Company’s prior outlook of $52.5 million and $56.5 million.
  Interest expense of $17.0 million to $18.0 million.
  Net income of $29.9 million to $32.8 million, compared to the Company’s prior outlook of $26.2 million to $29.2 million.
  Net income per diluted share of $1.04 to $1.14 based on 28.8 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $0.92 to $1.02.

For the fiscal second quarter ending September 29, 2018, the Company expects:

  Same store sales growth of high single digits.
  Net income per diluted share of $0.07 to $0.09 based on 28.8 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the first quarter of fiscal year 2019 is scheduled for today, August 7, 2018, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (866) 548-4713. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 7, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 1335864. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 232 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	June 30,	March 31,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$7,374	$9,016
Accounts receivable, net	5,440	4,389
Inventories	204,434	211,472
Prepaid expenses and other current assets	17,452	16,250
Total current assets	234,700	241,127
Property and equipment, net	93,180	89,208
Goodwill	195,858	193,095
Intangible assets, net	63,297	63,383
Other assets	1,127	1,128
Total assets	$588,162	$587,941
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$30,737	$21,006
Accounts payable	77,807	89,958
Accrued expenses and other current liabilities	39,373	40,034
Total current liabilities	147,917	150,998
Deferred taxes	13,424	13,030
Long-term portion of notes payable, net	173,462	183,200
Capital lease obligation	7,165	7,303
Other liabilities	19,483	18,804
Total liabilities	361,451	373,335

Stockholders’ equity:
Common stock, $0.0001 par value; June 30, 2018 - 100,000 shares authorized, 28,040 shares issued; March 31, 2018 - 100,000 shares authorized, 27,331 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	-	-
Additional paid-in capital	153,777	148,127
Retained earnings	73,431	66,670
Less: Common stock held in treasury, at cost, 45 and 31 shares at June 30, 2018 and March 31, 2018, respectively	(500)	(194)
Total stockholders’ equity	226,711	214,606
Total liabilities and stockholders’ equity	$588,162	$587,941

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	June 30,	July 1,
	2018	2017
Net sales	$161,984	$139,379
Cost of goods sold	110,537	97,987
Gross profit	51,447	41,392
Selling, general and administrative expenses	41,618	36,451
Income from operations	9,829	4,941
Interest expense, net	4,100	3,658
Income before income taxes	5,729	1,283
Income tax (benefit)/expense	(1,032)	506
Net income	$6,761	$777

Earnings per share:
Basic shares	$0.24	$0.03
Diluted shares	$0.24	$0.03
Weighted average shares outstanding:
Basic shares	27,604	26,559
Diluted shares	28,542	26,969

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	June 30,	July 1,
	2018	2017
Cash flows from operating activities
Net income	$6,761	$777
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	4,238	3,751
Stock-based compensation	612	575
Amortization of intangible assets	193	362
Amortization of debt issuance fees and debt discount	305	289
Loss on disposal of property and equipment	-	14
Store impairment charge	213	-
Deferred taxes	394	564
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(1,051)	210
Inventories	8,910	(3,247)
Prepaid expenses and other current assets	(1,245)	(1,296)
Other assets	(14)	(16)
Accounts payable	(13,468)	(16,922)
Accrued expenses and other current liabilities	(745)	(113)
Other liabilities	403	737
Net cash provided by/(used in) operating activities	$5,506	$(14,315)
Cash flows from investing activities
Purchases of property and equipment	$(7,064)	$(5,258)
Acquisition of business, net of cash acquired	(4,424)	-
Net cash used in investing activities	$(11,488)	$(5,258)
Cash flows from financing activities
Borrowings on line of credit - net	$9,731	$29,545
Repayments on debt and capital lease obligations	(10,123)	(10,105)
Debt issuance fees paid	-	(519)
Tax withholding payments for net share settlement	(306)	(78)
Proceeds from the exercise of stock options	5,038	-
Net cash provided by financing activities	$4,340	$18,843

Net decrease in cash and cash equivalents	(1,642)	(730)
Cash and cash equivalents, beginning of period	9,016	8,035
Cash and cash equivalents, end of period	$7,374	$7,305

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$240	$308
Cash paid for interest	$3,769	$3,384
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$2,559	$2,086

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended
	March 28,	March 26,	April 1,	March 31,	June 30,
	2015	2016	2017	2018	2018
Store Count (BOP)	152	169	208	219	226
Opened/Acquired	18	47	12	9	6
Closed Boot Barn Stores	(1)	(2)	(1)	(2)	(2)
Closed Sheplers Stores	-	(6)	-	-	-
Store Count (EOP)	169	208	219	226	230

Debt Covenant EBITDA Reconciliation
(Unaudited)

	Thirteen Weeks Ended
	June 30,	March 31,	December 30,	September 30,	July 1,
	2018	2018	2017	2017	2017
Boot Barn's Net income	$6,761	$6,855	$20,149	$1,098	$777
Income tax (benefit)/expense	(1,032)	619	425	751	506
Interest expense, net	4,100	3,808	3,821	3,789	3,658
Depreciation and intangible asset amortization	4,431	4,610	4,263	4,142	4,113
Boot Barn's EBITDA	$14,260	$15,892	$28,658	$9,780	$9,054

Non-cash stock-based compensation (a)	$612	$398	$597	$678	$575
Non-cash accrual for future award redemptions (b)	22	(120)	47	(162)	5
Loss on disposal of assets (c)	-	179	12	47	14
Store impairment charge (d)	213	83	-	-	-
Secondary offering costs (e)	176	294	-	-	-
Boot Barn's Adjusted EBITDA	$15,283	$16,726	$29,314	$10,343	$9,648

Additional adjustments (f)	935	546	862	418	628
Consolidated EBITDA per Loan Agreements	$16,218	$17,272	$30,176	$10,761	$10,276

(a) Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.

(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.

(c) Represents loss on disposal of assets from store closures.

(d) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.

(e) Represents professional fees and expenses incurred in connection with the January 2018 and May 2018 secondary offerings.

(f) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

CONTACT:
Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com